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                                                                   Exhibit 10.20

                    RETIREMENT AND POST-EMPLOYMENT AGREEMENT


     THIS RETIREMENT AND POST-EMPLOYMENT AGREEMENT (the "Agreement") is made as of the close of business on the 20th day of May, 1997 (the "Effective Date"), by and between ALAN RICH, a citizen and resident of California ("Rich"), ELITE INFORMATION SYSTEMS, INC., a California corporation having its principal of business in Los Angeles, California ("Elite"), a wholly owned subsidiary of Broadway & Seymour, Inc., a Delaware corporation ("BSI") with its principal place of business in Charlotte, North Carolina. The parties hereto acknowledge as follows:

                                  WITNESSETH:

     WHEREAS, Rich has been employed by Elite as its President; and

     WHEREAS, Rich intends to retire from employment as of December 31, 1997 (the "Retirement Date"); and

     WHEREAS, Elite wishes to retain Rich's services as a consultant commencing on the Retirement Date; and

     WHEREAS, the parties have voluntarily entered into this Agreement for the purpose of memorializing the parties' agreement concerning Rich's continued employment in 1997, effecting the termination of Rich's employment, providing certain specified benefits for Rich, memorializing the parties' agreement concerning Rich's post-employment consulting relationship with Elite and finally, fully and completely resolving amicably any and all matters actually or potentially in controversy between them.

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter made by Rich and Elite, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by the parties hereto, the parties agree as follows:

                                   ARTICLE I
                             EMPLOYMENT OBLIGATIONS

Section 1.1 Employment through December 31, 1997. Elite shall continue to employ Rich as its President through the Retirement Date, and Rich hereby accepts such employment, upon the terms and conditions hereinafter set forth. Until the Retirement Date, Rich shall render services as Elite's President and shall perform such specific duties in that capacity as Elite's Board of Directors shall direct. Until the Retirement Date, Rich shall serve Elite on a full-time basis, devoting his entire time, attention and energies to the business of Elite during normal business hours.

Section 1.2 Payment through December 31, 1997. Elite shall pay Rich an annual salary of $275,000, payable in semi-monthly installments, less required state and federal tax withholding deductions, retroactively to January 1, 1997 through the Retirement Date.
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Section 1.3    1997 Bonuses. With respect to Rich's employment hereunder
               through the Retirement Date, Rich shall be entitled to receive a bonus of up to $50,000, payable quarterly by Elite, which shall be determined based on quarterly financial objectives mutually agreed upon in advance by Rich and Elite's Board of Directors. Rich shall also be entitled to receive a bonus of up to $50,000, payable quarterly by Elite, which shall be determined based on quarterly general management objectives mutually agreed upon in advance by Rich and Elite's Board of Directors. Rich shall be entitled to an additional 1997 year-end bonus of 10% of Elite's 1997 net earnings in excess of the 1997 net earnings target of $2,102,000, up to a maximum of $100,000, payable on or prior to March 31, 1998 by Elite. For purposes of this Section 1.3, Elite's 1997 net earnings shall mean earnings of Elite
               (including its subsidiary, Elite International, Inc., and The Minicomputer Company of Maryland, Inc.) before income taxes and after software capitalization and amortization of acquisition purchase price, for the year ending December 31, 1997, calculated in accordance with Elite's current accounting practices and on the same basis as Elite's 1997 net earnings target. In addition, Rich shall be entitled to a 1997 "stay" bonus of $250,000 for the full 1997 year payable on or prior to January 31, 1998 contingent upon Rich remaining as an employee of Elite and otherwise complying with this Agreement through and including the Retirement Date.

Section 1.4 Standard Benefits. Until the Retirement Date, Elite shall provide Rich with the standard benefits provided to Elite employees generally as a group.

                                   ARTICLE II
                             CONSULTING OBLIGATIONS

Section 2.1 Consulting Services. For a period of three years commencing on the Retirement Date unless earlier terminated as provided below (the "Consulting Period"), Rich shall provide such consulting services to Elite as Elite shall request from time to time in an amount not to exceed 12 weeks per year at such place and time as mutually agreed. At any time after December 31, 1998, upon 30 days prior written notice, Rich may terminate his consultancy hereunder. In such event, Elite shall have no further obligation to pay the consulting fees set forth in Section 2.2 below and Rich shall return to Elite any fees paid in advance for service not yet rendered. During the Consulting Period, Rich shall serve as an officer of Elite in the capacity of Chairman of the Board and shall perform such duties in such capacity as the Board of Directors of Elite shall from time to time determine. During the Consulting Period, Rich shall also serve as a director of Elite. During the Consulting Period, Rich may engage in any other employment that is not otherwise prohibited by Section 4.4 below.

Section 2.2 Consulting Fee. During the Consulting Period, Elite will pay Rich an annual fee of $100,000, payable bi-annually in advance. Such payments are in addition to the non-compete payments to be made pursuant to Section 5.5 below. Elite shall reimburse Rich for reasonable travel and lodging expenses relating to providing consulting services outside of Elite's premises which are approved in advance by Elite. Rich's right of reimbursement is contingent upon the submission of detailed expense reports with appropriate receipts for travel expenses and compliance with Elite's guidelines regarding appropriate expenditure levels.

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Section 2.3     Relationship of Parties. While Rich shall serve as an officer and director of Elite during the Consulting Period and Elite has the right to specify the objectives of Rich's services during the Consulting Period, Rich shall be performing such services as an independent contractor and not as an agent or employee of Elite. Rich shall not be entitled to any benefits during the Consulting Period and shall not be covered by Elite's worker's compensation insurance. This Agreement involves a personal relationship between Elite and Rich, and Rich may not assign or delegate all or any part of the obligations hereunder without written approval of Elite.

Section 2.4 Resignations. Upon the earlier of (i) termination of the Consulting Period and (ii) the consummation of a Sale Transaction (as such term is defined in the letter agreement dated as of the date hereof between Rich and BSI), Rich shall resign as an officer and director of Elite and any of its subsidiaries or affiliated companies.

Section 2.5 Indemnification. During such time as Rich shall serve as an officer and/or director of Elite or any of its subsidiaries or affiliated companies, Elite shall (or shall cause such subsidiary or affiliated company to) indemnify Rich in such capacity in accordance with the applicable by-laws and shall maintain (or cause BSI to maintain) directors and officers insurance coverage substantially on the same terms as currently maintained.

                                  ARTICLE III
                           TERMINATION OF EMPLOYMENT

Section 3.1 Retirement. Rich shall resign as an employee of Elite and any of its subsidiaries as of the Retirement Date.

Section 3.2 Unemployment Compensation. Elite shall not contest any application for unemployment compensation that Rich may elect to file after the Retirement Date.

Section 3.3 401(k) Profit Sharing. Rich shall receive all sums which he is entitled to receive under the Broadway & Seymour, Inc. 401(k) Profit Sharing Plan, if any, in accordance with Sections 5.1(a), 5.1(c), 5.4(a) and 5.4(c) of that Plan consistent with Rich's employment hereunder until the Retirement Date.

Section 3.4 Employee Stock Purchase Plan. Rich shall receive all sums which he is entitled to receive under the Broadway & Seymour, Inc. Employee Stock Purchase Plan, if any, in accordance with Section 7.1(a) of that Plan consistent with Rich's employment hereunder until the Retirement Date.

Section 3.5 Stock Option Plans. For the purpose of the Broadway & Seymour, Inc. Restated 1985 Incentive Stock Option Plan and the Broadway & Seymour, Inc. 1996 Stock Option Plan, pursuant to the terms hereof Rich shall continue as an employee until the Retirement Date, and Rich shall continue to vest in options and be permitted to exercise any vested stock options until the Retirement Date and thereafter in accordance with, and in the manner set forth in, such plans. If


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               such stock options are not exercised within the period set forth in such plan, they shall be terminated. Unvested stock options shall, in any event, lapse as of the Retirement Date to the extent set forth in such plans.

Section 3.6 Business Expense Reimbursement. Elite shall be responsible for any business expenses incurred by Rich prior to the Retirement Date for which properly documented reimbursement requests have been made prior to the Retirement Date or promptly thereafter. Elite shall not be responsible for any business expenses incurred by Rich on or after the Retirement Date except as specified in this Agreement or as otherwise approved in advance by Elite.

Section 3.7 No Other Benefits. Other than what may be provided herein, Rich acknowledges that, as of his Retirement Date, he shall not have the right to participate in or receive any benefit under any employee benefit plan, any fringe benefit plan, or any other plan, policy or arrangement of Elite or any of its affiliated entities providing benefits or prerequisites to employees of Elite generally or individually.

Section 3.8 Mutual Release. Except as otherwise specifically provided to the contrary in this Agreement, Rich, on the one hand, and Elite, on the other hand, for themselves and for their respective officers, directors, agents, employees, successors, assigns, affiliated entities, parents, subsidiaries, legal representatives, heirs and executors for and in consideration of the agreements contained in this Agreement, hereby forever release, acquit, remise, quitclaim, and discharge each other, and their affiliated entities, parents, subsidiaries, successors, assigns, legal representatives, heirs, executors and benefit plans (except with respect to any vested benefit), and the officers, directors, employees and agents thereof, of and from any and all actions, causes of action, claims, demands, damages, costs, expenses, attorney's fees and all other obligations of any type and nature whatsoever, from, on account of, or in any way arising out of any claims, matters, contracts, relationships or employment whether existing now or at any time in the past, other than (a) claims arising from or relating to the enforcement of this Agreement, (b) rights of ownership of any capital stock of BSI now or hereafter held by Rich, (c) rights under any option agreement between BSI and Rich, (d) rights with respect to Elite's obligation to defend and indemnify Rich in accordance with the provisions of Elite's Articles of Incorporation and by-laws, or any other indemnification agreement or laws, and (e) rights, if any, as an insured party under any policy of insurance covering directors or officers of BSI's subsidiaries.

               Except as otherwise specifically provided to the contrary in this Agreement, it is agreed and covenanted that this Release covers all claims which the parties may have had, may now have or could have relating to any matter, cause or thing whatsoever occurring prior to the Effective Date, specifically including, but not limited to all claims or demands arising out of or relating to Rich's relationship with Elite as an employee, officer and director, including, but not limited to, all claims which Rich has had or now has and which could have been asserted under local, state or federal statute or law with respect to all matters concerning or arising out of Rich's relationships with Elite as an employee, officer or director, including specifically, but not limited to, any and all claims under or for breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation,

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                negligence, breach of criminal law, violation of federal or state unfair trade practices law, violation of local, state or federal human rights, equal employment, wage hour, workers compensation, pension or labor laws, rules or regulations, including the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, ERISA, and the Americans with Disabilities Act, and violation of any and all other federal, state and local laws and regulations.

                Each of the parties acknowledges that there is a risk that, subsequent to the execution of this Agreement, it may incur, suffer or sustain injury, loss, damage, costs, attorney fees, expenses, or any of these, which are in some way caused by or connected with Rich's employment or the termination thereof, the liability for which is released hereby, or with respect to such matters, are unknown or unanticipated by the parties at the time this Agreement is signed, or which are not presently capable of being ascertained. Nevertheless, the parties acknowledge that this Agreement has been negotiated and agreed upon and in light of that acknowledgment, and each of the parties expressly waives all rights it may have in such unsuspected claims. In doing so, each party had the opportunity for the benefit of counsel, has been advised of, understands and knowingly and specifically waives its rights under California Civil Code Section 1542, which provides as follows:

                        A general release does not extend to the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Section 3.9 Covenant Not To Sue. Rich hereby waives his right to file, and hereby agrees not to accept any relief or recovery from, any lawsuit, charge, claim, complaint, or other proceeding, whether an individual, joint or class action (collectively "Legal Action") before any federal, state or local administrative agency, court or other forum against Elite, or any of its parent, subsidiary or affiliated entities with respect to acts, events or omissions prior to the Effective Date; provided, however, that this Agreement shall not apply to preclude Rich's participation in any legal action relating to any rights or duties arising under this Agreement or under documents to be executed or actions to be taken pursuant to this Agreement. Except as provided above and as prohibited by statute, in the event that Rich institutes, is a party to, or joins voluntarily as a member of a class any such Legal Action against Elite or any of its affiliated entities, he shall join in the dismissal of the Legal Action or termination of his class membership immediately upon presentation of this Agreement and Rich shall reimburse Elite for all legal fees and expenses incurred in defending Rich's involvement in the Legal Action and obtaining the dismissal of Rich therefrom except those fees and expenses incurred by Elite where Rich is not a voluntary party to the Legal Action.

Section 3.10 Agreement Not to Assist in Litigation. Rich hereby agrees not to in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding, including but not limited to, any administrative agency claims, charges or complaints and/or any lawsuits against Elite, its officers,


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               directors, subsidiaries or affiliated entities, or their officers or directors, or in any way voluntarily participate or cooperate in such actions or proceedings, except (a) as this waiver is prohibited by statue, (b) in accordance with lawful process issued by a court of competent jurisdiction or other lawful authority, and (c) upon request of a governmental entity or agency.

Section 3.11 Agreement to Provide Litigation Assistance. Rich agrees to cooperate with and provide assistance to Elite and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Elite, in which--in the reasonable judgment of Elite's counsel--Rich's assistance or cooperation is needed. Rich shall, when requested by Elite, provide testimony or other assistance and shall travel at Elite's request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation after the Retirement Date, Elite shall attempt to accommodate Rich's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Rich for any reasonable expenses incurred in connection with such matters, as well as for any actual lost wages suffered as a result from absence from employment, or in the event that Rich is not then employed, shall compensate Rich for his time at a rate of $200 per hour.

Section 3.12 COBRA Continuation Coverage. Rich acknowledges and agrees that continuation coverage under 26 U.S.C Section 4980B ("COBRA") shall begin on the Retirement Date and that thereafter Rich shall be eligible, upon his timely election and at his own expense, to obtain health insurance coverage in accordance with COBRA, provided, however, that Elite shall pay for Rich's health insurance coverage under COBRA during the period commencing on the Retirement Date through and ending 18 months later.

Section 3.13 Acknowledgment Concerning Vacation Pay. Rich agrees that he shall waive all vacation time to which he is entitled under Elite's policies through the Retirement Date such that Rich agrees that, upon the Retirement Date, he shall not have accrued any unused vacation time for which payment is due from Elite.

Section 3.14 Acknowledgment Concerning All Compensation. Rich agrees and acknowledges that, except as provided in this Agreement and that certain letter dated as of the date hereof from BSI to Rich, Rich is not entitled to any compensation or employment benefits whatsoever, including, but not limited to, any bonus, severance pay, accrued vacation pay or other compensation under any incentive plan, employee benefit plan or agreement of Elite or its affiliated entities.

Section 3.15 Binding Nature. Rich's signature on this Agreement reflects his willingness to enter into and abide by the terms of this Agreement. Rich acknowledges that he has been afforded an opportunity to consider this Agreement and Rich further acknowledges that he has been advised by Elite of his right to consult with counsel concerning the effect of this Agreement, and that he has carefully read the provisions of the Agreement. Rich further represents that he knows and understands the contents of this Agreement, that he intends to be legally bound by this Agreement, and the release contained herein, and that he is signing this Agreement, including the release, of his own free will and without coercion.

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Section 3.16   Further Acknowledgements. Rich acknowledges that:

               (a) he has received separate consideration under this Agreement which is in addition to any other compensation or other thing of value which Rich is otherwise entitled to receive from Elite or any affiliated entities under any agreement, policy or practice, or under applicable law;

               (b) he was given a period of twenty-one (21) days within which to consider the terms of this Agreement;

               (c) if he has executed this Agreement prior to the expiration of such 21-day period, then he has done so voluntarily and that he has waived the remainder of such review period;

               (d) he will have a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement by giving written notice to Elite's Chief Financial Officer of such revocation; provided, however, that if Rich revokes this Agreement within this revocation period, Rich agrees and acknowledges that he will not have the right to receive the payments or benefits set forth in this Agreement;

               (e) except as set forth in the immediately preceding clause, this Agreement shall not become effective or enforceable until the seven (7) day revocation period described above has expired; and

               (f) he acknowledges and agrees that he does not believe that Elite has discriminated against him in any manner because of his race, sex, creed, color, religion, national origin, age, marital status, sexual preference, physical or mental disabilities or status as a disabled or Vietnam-era veteran.

Section 3.17 Release as of Retirement Date and end of Consulting Period. Each of Elite and Rich further agrees that, in consideration for those payments to be made to Rich hereunder following the Retirement Date, and such other obligations of Elite and Rich hereunder which extend beyond the Retirement Date, Elite and Rich will reexecute this Agreement on both the Retirement Date and the last day of the Consulting Period thereby renewing and reaffirming its respective releases, covenants and acknowledgements contained in this Agreement as of such dates.



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                                   ARTICLE IV
                 CONFIDENTIALITY AND NONCOMPETITION PROVISIONS

Section 4.1 Non-Disclosure of Confidential Information. Rich agrees that he will maintain in confidence and will not, directly or indirectly, use, publish or otherwise disclose to any competitor or other third party, except as required by law, any trade secrets, confidential, proprietary, and other non-public information of a similar nature belonging to Elite or any of its related or affiliated entities or to which Elite or any of its related or affiliated entities has any rights, except to the extent, if any, that such information is or becomes generally known or readily ascertainable by proper means ("Confidential Information"), whether or not such Confidential Information is in written or permanent form. Such Confidential Information includes, but is not limited to, proprietary technical and business information relating to any non-public financial information, business plans or costs, customers or customer lists, pricing data or other terms of sales, customer requirements or buying history, customer contacts or prospective customers, formulas, patterns, compilations, programs, devices, methods, techniques and processes of Elite, or any of its related or affiliated entities subject to the same exception stated in the preceding sentence. Confidential Information shall extend to information belonging to any client, vendor or customer of Elite, or any of its related or affiliated entities, and their agents and employees. Since Elite's business is national in scope, there is no geographic limitation on Rich's obligations under this section. All duties and obligations set forth herein shall be in addition to those which exist by common law or statute. Rich acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Section 4.1 would be inadequate and therefore agrees that Elite and its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Elite from pursuing any other remedies available for any such breach or threatened breach. Without limiting the generality of the foregoing, Elite acknowledges and agrees that Rich may provide consulting and other services to law firms and other professional services firms so long as Rich does not violate the provisions of this Section 4.1 or Section 4.4 below.

Section 4.2 Return of Property. Rich agrees, upon the Retirement Date, to the extent Rich has not done so previously, to immediately return all documents, files, whether or not he was solely responsible for same, keys, credit cards, keycards, programs, software and discs, including but not by way of limitation, those programs, software and discs generated during his employment with Elite, computers and all other items and equipment which are the property of Elite, except as otherwise mutually agreed to for use by Rich during the Consulting Period, in which case Rich shall return such documents to Elite upon termination of the consulting Period.

Section 4.3 Inventions. Rich hereby covenants, agrees and acknowledges as follows:

               (a) Any and all inventions, products, discoveries, improvements, processes, manufacturing methods or techniques, formulas, designs, styles, specifications, data bases, computer programs (whether in source code

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       or object code), know-how, strategies and data (including, without limitation, as to data base development, confidential personnel matters, matters involving existing and prospective clients, pricing matters and marketing strategies), whether or not patentable or registrable under copyright or similar statues, made, conceived, developed or created by Rich (whether at the request or suggestion of Elite, any of its affiliates or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment or consultancy with Elite which pertain to the business, products, or processes of Elite or any of its affiliates, and relate to the application of computer systems and services to the legal and accounting industry (collectively, hereinafter referred to as "Inventions"), will be promptly and fully disclosed by Rich to an appropriate executive officer of Elite and shall be Elite's exclusive property, and Rich will promptly execute and/or deliver to an appropriate executive officer of Elite, without any additional compensation therefore, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by him as aforesaid. This Agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Elite was used and which was developed entirely on Rich's own time unless (a) the invention relates (i) directly to the business of Elite or (ii) to Elite's actual or demonstrably anticipated research or development; or (b) the invention results, either directly or indirectly, from any work performed by Rich for Elite.

(b) Elite and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights issued in connection with any Invention. Rich shall assist Elite in every proper way as to all such Inventions (but at Elite's expense) to obtain and from time to time enforce patents, copyrights, trademarks and other rights and protections relating to said Inventions in any and all countries, and to that end, Rich will execute all documents for use in applying for and obtaining protections on and enforcing such Inventions, as Elite may desire, together with any assignments thereof to Elite or persons designated by it. Rich's obligation to assist Elite in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to such Inventions in any all countries shall continue beyond the termination of Rich's consultancy hereunder, but Elite shall compensate Rich at a reasonable rate after Rich's termination for time actually spent by Rich at Elite's request on such assistance.

(c) Rich acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Section 4.3 would be inadequate and therefore agrees that Elite and its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Elite from pursuing any other remedies available for any such breach of threatened breach.

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Section 4.4    Noncompetition Clause. During the three year period following the
               Retirement Date, Rich agrees not to, directly or indirectly:

               (a) provide or offer to provide the types of products or services that Elite provides to any client or prospective client of Elite or otherwise induce such clients or prospective clients to reduce, terminate, restrict or otherwise alter their business relationship with Elite in any fashion;

               (b) become associated either as an owner, principal, agent, manager, employee, partner, shareholder (except for ownership of less than five percent of the shares of a publicly traded company), director, officer, consultant, or representative with any business operation or any enterprise if such operation competes with Elite, or

               (c) induce or attempt to induce any employee of Elite to leave Elite for the purpose of engaging in a business competitive with Elite.

               Notwithstanding the foregoing, Elite acknowledges and agrees that Rich may provide consulting services involving general business operations and procedures to law firms and accounting firms so long as Rich does not violate the provisions of this Section 4.4 or Section 4.1 above. Rich acknowledges that Elite may have no adequate means of protecting its rights under this Section 4.4 other than by securing an injunction (a court order prohibiting Rich from violating this Agreement). Accordingly, Rich agrees that Elite is entitled to enforce this Agreement by obtaining a preliminary and permanent inunction and any other appropriate equitable relief in any court of competent jurisdiction. Rich acknowledges that Elite's recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this Section shall prohibit Elite from pursing any remedies in addition to injunctive relief, including recovery of damages.

Section 4.5 Noncompetition Payments. In exchange for the noncompetition covenants given by Rich in Section 4.4 above, Elite shall pay Rich a total of $300,000 payable in six equal installments bi-annually, commencing on the Retirement Date. Such payments are in addition to any payments to be made pursuant to Section 2.2 above. Rich acknowledges and agrees (i) that Elite would not agree to pay such amounts in the absence of the covenants made by Rich in Section 4.4 above, and (ii) that such payments by Elite constitute adequate and sufficient consideration for the covenants made by Rich therein.

Section 4.6 Confidentiality. As an integral part of this Agreement, Rich agrees that the terms of this Agreement and the circumstances surrounding the execution of this Agreement shall be held absolutely confidential and that he shall not disclose the substance or terms of this Agreement to anyone other than his immediate family, his tax adviser, his counsel and employees of Elite, on a need-to-know basis who agree to maintain the confidentiality thereof. Notwithstanding the above, Rich may answer truthfully any inquiry about this Agreement which he is legally required to answer whether by subpoena, court order or other lawful process or as mutually agreed upon by the parties. Rich will directly and fully inform Elite, however, concerning any disclosures requested under this Agreement, along with the entity making such request for disclosure, at the time of the disclosure,


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                and Rich shall specifically inform Elite of any subpoena or other process which may require him to disclose any matters in contravention of this provision. In addition, notwithstanding the foregoing, Rich may, in the exercise of reasonably business judgment, disclose the general terms of this Agreement to certain customers and vendors on a need-to-know basis who agree to maintain the confidentiality thereof.

Section 4.7 Non-Disparagement. Elite, on the one hand, and Rich, on the other hand, agree that any time after the execution of this Agreement and continuing after the Retirement Date, they shall not in any way criticize or disparage the performance, competency or ability of the other or any of its subsidiary, parent or affiliated entities, or the officers, directors, employees or agents of any of them to any other person. In particular, Rich will not criticize or disparage Elite's financial accounting or reporting policies or practices nor allege or claim that he was discriminated against or otherwise mistreated by Elite or any of its subsidiary, parent or affiliated entities at any time, except to the extent, if at all, as may be required by legal process.

Section 4.8 No Admission of Liability. Rich understands and agrees that the entry into this Agreement by Elite is solely for the purpose of eliminating and resolving all matters arising out of Rich's employment with Elite, effecting the termination of Rich's employment, providing certain specified benefits for Rich, memorializing the parties' agreement concerning Rich's post-employment consulting relationship with Elite, and finally, fully and completely resolving amicably any and all matters actually or potentially in controversy between them and shall not be construed as an admission by Elite of non-compliance with any law or any other wrongdoing whatsoever.

                                   ARTICLE V
                                 MISCELLANEOUS

Section 5.1 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

Section 5.2 Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

Section 5.3 Governing Law. This Agreement has been made and will be at least partly performed in the State of North Carolina, and its validity, interpretation, performance and enforcement shall be governed by the laws and judicial decisions of the State of North Carolina.

Section 5.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto. No representation, agreement, guaranty, warranty, waiver or change in this Agreement not included herein shall be binding upon either party unless in writing and separately signed by both parties.

Section 5.5 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Agreement, but


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

               this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.6 Counterparts. This Agreement may be executed in counterparts, each of which may be signed separately and may be enforceable as an original, but all of which together shall constitute but one agreement.

Section 5.7 Authorization. Each person executing this Agreement in a representative capacity hereby represents and warrants that he is fully authorized to do so.


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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date and year first indicated above.

                                               /s/ ALAN RICH          (SEAL)
                                               ----------------------
                                                     ALAN RICH

Sworn to and subscribed
before me, this 22nd day
of May, 1997.                                [NOTARY PUBLIC SEAL]

   /s/ FRAN LEITNER                          FRAN LEITNER
-----------------------                      Commission # 1059924
     Notary Public                           Notary Public - California
                                             LOS ANGELES COUNTY
My commission expires:                       My Comm. Expires Jun 9, 1999

     6/9/99
----------------------
   (Official Seal)

                                             ELITE INFORMATION SYSTEMS, INC.

                                             By: /s/ ALAN C. STANFORD
                                                -----------------------------

                                             Title: Executive Vice President
                                                   --------------------------

Acknowledged as of the 21 day of
May, 1997 by:

BROADWAY & SEYMOUR, INC.

By:  /s/ ALAN C. STANFORD
   ------------------------------
    Alan C. Stanford
    Chairman and Chief Executive Officer


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


     IN WITNESS WHEREOF, this the 31st day of December 1997, each of Alan Rich and Elite Information systems, Inc. hereby executes this Agreement under Seal and renews and reaffirms its respective releases, covenants, representations and acknowledgments as of such date.


                                 /s/ ALAN RICH             (SEAL)
                                 -------------------------
                                         ALAN RICH


                                 ELITE INFORMATION SYSTEMS, INC.

                                 By:
                                    --------------------------------------------

                                 Title:  Executive Vice President and Treasurer
                                       ----------------------------------------



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